Exhibit 99.2

Investor Update – January 6, 2011

Note to Investors
This abbreviated Investor Update is being provided to communicate certain actual fourth quarter 2010 mainline and consolidated operating statistics.  It includes forecasted mainline and consolidated unit cost (excluding fuel) and passenger unit revenue (PRASM) information, estimated economic fuel cost per gallon for the quarter, and expected consolidated non-operating expense.  We began this process at the end of third quarter and expect to provide this abbreviated Investor Update following our traffic releases for the last month of the quarter.

Unit revenue, unit cost and other financial forecasts are estimates only. Actual amounts reported may differ and are dependent on our normal quarter-end closing process.

A full Investor Update with information about fuel hedge positions, planned capital expenditures, fleet information, and share repurchase activity will be provided in connection with our fourth quarter earnings release scheduled for January 25, 2011

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Information about Non-GAAP Financial Measures

Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items.  The most directly comparable GAAP measure is total operating expense per available seat mile.  However, due to the volatility of fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results.  Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period.  Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements.  For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.   Some of these risks include current economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes.  All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES – MAINLINE

Fourth Quarter 2010 Statistics
	Q4 2010	Change Y-O-Y
Capacity (ASMs in millions)	6,237	9.9%
Traffic (RPMs in millions)	5,226	14.9%
Revenue passengers (000s)	4,141	10.0%
Load factor*	83.8%	3.6pts
*percentage of available seats occupied by fare-paying passengers

Forecast Information
	Forecast Q4 2010	Change Y-O-Y
Capacity (ASMs in millions)	see actuals above	see actuals above
Passenger revenue per ASM (PRASM)	11.00 – 11.10	5% – 6%
Cost per ASM excluding fuel and special items (cents) (a)	7.75 – 7.85	(8)% – (9)%
Fuel gallons (000,000)	81	8%
Economic fuel cost per gallon (b)	$2.57	14%
(a) Our forecast of mainline cost per ASM excluding fuel is based on forward-looking estimates, which may differ from actual results.
(b) Because of the volatility of fuel prices, actual amounts may differ from our estimates.

AIR GROUP – CONSOLIDATED

Fourth Quarter 2010 Statistics
	Q4 2010	Change Y-O-Y
Capacity (ASMs in millions)*	7,028	7.9%
Traffic (RPMs in millions)*	5,828	12.8%
Revenue passengers (000s)*	5,845	6.9%
Load factor*	82.9%	3.6pts
* Statistics include Alaska mainline operations, Horizon brand flying, and all CPA flying.

Forecast Information
	Forecast Q4 2010	Change Y-O-Y
Capacity (ASMs in millions)	see actuals above	see actuals above
Passenger revenue per ASM	12.20 – 12.30	3.5% – 4.5%
Cost per ASM excluding fuel and special items (cents) (a)	8.83 – 8.87	(7)%
Fuel gallons (000,000)	95	5%
Economic fuel cost per gallon ( b)	$2.58	14%
(a)Our forecast of cost per ASM excluding fuel is based on forward-looking estimates, which may differ from actual results.
(b) Because of the volatility of fuel prices, actual amounts may differ from our estimates.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $17 to $18 million in the fourth quarter of 2010.